DCAP Group, Inc.
1158 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP Announces Personnel Changes
Cost reduction measures anticipated to save $500,000 annually

Hewlett, New York - October 17, 2005 -- DCAP Group, Inc. (Nasdaq:DCAP) today announced a series of personnel changes. “We are restructuring our responsibilities and rationalizing our cost structure,” said Barry Goldstein, DCAP’s CEO. “It is anticipated that the annualized savings from the changes discussed below and other cost reduction measures being taken will exceed $500,000,” said Mr. Goldstein.

DCAP announced that it has accepted the resignation of Jack Willis, its Executive Vice President and COO, effective as of October 31, 2005. “Mr. Willis joined DCAP a little over a year ago, leaving the carrier side of the business to explore agency operations. He has accepted a position which returns him to the underwriting segment, and we wish him well,” said Mr. Goldstein.

Mr. Goldstein will be turning over some of his finance responsibilities to DCAP’s recently hired Corporate Controller, Dana Jimenez. Ms. Jimenez, a Villanova graduate with a BS in Accounting also holds an MBA in Corporate Finance, which she earned at Dowling College. “With ten years of progressively more responsible positions, Dana brings an expanded knowledge base to our accounting and finance functions,” said Mr. Goldstein.

Mr. Goldstein will be taking over much of the day-to-day responsibility of DCAP’s franchise operation. To assist him, Kathleen Farrell has been promoted to the new position of Vice President - Franchise Operations of DCAP Management, the subsidiary that operates DCAP’s franchise business. “Kathleen and I will share the responsibility to grow our franchise operation, not only measured by location count, but by broadening the products and services of the franchises. These will include other insurance offerings as well as products and services not limited to insurance,” Mr. Goldstein said. “My first mission will be to strengthen the existing franchise base, by providing training and education for franchisees and their employees,” said Ms. Farrell. “Our franchises are well positioned to grow, and with additional products and services and the detailed knowledge that is required, they will be able to deliver much more to their clients,” Ms. Farrell added.

About DCAP Group
DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast. Through DCAP Insurance, Barry Scott Insurance and Atlantic Insurance Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners insurance), enhanced by complimentary premium financing capabilities, to retail customers in New York, New Jersey, and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of October 15, 2005, DCAP had 72 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.